[LETTERHEAD OF COMMUNITY BANCORP.]


April 10, 2002


Dear Fellow Shareholders:

By now you have received a copy of the proxy materials for the annual meeting of the shareholders of Community Bancorp. to be held on Tuesday, May 7, 2002. Since mailing those materials it has come to our attention that the information on fees paid to the Company's external auditors, A.M. Peisch & Company, LLP, on page 18 of the proxy statement under the subcaptions "Audit Fees" and "All Other Fees" contained some errors. The corrected disclosures on fees paid to A.M. Peisch are as follows:

      Audit Fees

            The aggregate amount of the fees billed by A.M. Peisch & Company, LLP for its audit of our annual financial statements for 2001 and for its review of our unaudited interim financial statements included in reports filed by us under the Exchange Act during the year was $54,690.

      Financial Information Systems Design and Implementation

            During 2001, we did not pay any fees to A.M. Peisch & Company, LLP for financial information systems design and implementation services.

      All Other Fees

            The aggregate amount of fees billed by A.M. Peisch & Company, LLP for all other services rendered to us during 2001 was $51,251. Of that total, $10,600 was paid for services relating to tax consultation and tax return preparation; $33,485 was paid for audit and review services related to trust operations, information technology and security, retirement plans and other services; and $7,166 was paid for accounting and consulting services relating to the formation by the Company of its new trust and investment management company affiliate, Community Financial Services Group, LLC.

Except as modified above, all other disclosures in the proxy materials dated April 5, 2002 remain in effect.

As a reminder, a shareholder who has furnished a duly executed proxy to the Company may withdraw it at any time before it is voted, by giving written notice of the revocation to Chris Bumps, our corporate secretary.

I hope to see many of you at the annual meeting.

Sincerely,

/s/ Richard C. White

Richard C. White
President